Exhibit 99.1

Regal Entertainment Group Provides Update on Strategic Review Process

Knoxville, Tennessee — January 15, 2015 — Regal Entertainment Group (NYSE: RGC), a leading motion picture exhibitor owning and operating the largest theatre circuit in the United States, today announced that its Board, in the course of its examination of strategic alternatives and with the advice of Morgan Stanley & Co. LLC after a thorough market review, has determined that a sale of the company would not be in the best interest of its shareholders at this time. The Board, consistent with its fiduciary duties, remains committed to evaluating any alternatives that would enhance shareholder value but does not plan to make additional comments on those alternatives unless it becomes appropriate.

About Regal Entertainment Group:

Regal Entertainment Group (NYSE: RGC) operates the largest and most geographically diverse theatre circuit in the United States and, as of January 1, 2015, operates 7,367 screens in 574 theatres throughout 42 states along with the District of Columbia, American Samoa, Guam and Saipan. The Company operates theatres in 46 of the top 50 U.S. designated market areas. We believe that the size, reach and quality of the Company’s theatre circuit not only provide its patrons with a convenient and enjoyable moviegoing experience, but is also an exceptional platform to realize economies of scale in theatre operations.

Additional information is available on the Company’s website at www.REGmovies.com.

Financial Contact:

Kevin Mead

Regal Entertainment Group

Vice President Investor Relations and Planning

Kevin.Mead@regalcinemas.com

865-925-9685

Media Contact:

Tom Johnson or Luke Barrett

Abernathy MacGregor

212-371-5999